Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

Wilson Bank Holding Company

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $2.00 par value per share	Other(2)	1,250,000	$65.55	$81,937,500.00	.0000927	$7,596.00
Fees Previously Paid	--	--	--	--	--	--		--
Carry Forward Securities
Carry Forward Securities	--	--	--	--		--			--	--	--	--
	Total Offering Amounts					$81,937,500.00		$7,596.00
	Total Fees Previously Paid							--
	Total Fee Offsets							—
	Net Fee Due							$7,596.00

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover an indeterminate number of additional shares of common stock, $2.00 par value per share (the “Common Stock”) of Wilson Bank Holding Company (the “Registrant”), as may become issuable as a result of any stock dividend, split, combination or similar transaction.

(2)

Estimated solely for the purpose of calculating the registration fee, which is calculated pursuant to Rules 457under the Securities Act. Amount reflects the last price at which the Registrant’s common stock was sold prior to the date of this Registration Statement and of which the Registrant is aware.